Exhibit 10.2

Bicycle Therapeutics, Inc.

January 29, 2026

Alethia Young

Dear Alethia:

This letter confirms the transition and end of your employment with Bicycle Therapeutics, Inc. (the “Company”) based on your planned resignation from employment, effective April 29, 2026 (the “Separation Date”), and we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company and for the benefit of the Company’s parent, Bicycle Therapeutics plc (“BTL”), on amicably and mutually satisfactory terms. Accordingly, this letter sets forth the terms of the transition and separation agreement (the “Agreement”) the Company is offering you to reach an amicable transition and separation of your employment governed by your Employment Agreement, dated June 22, 2023 (the “Employment Agreement”).

1.TRANSITION PERIOD. Effective immediately as of the date of this Agreement, you hereby resign from your role as Chief Financial Officer (“CFO”). Between the date of this Agreement and the Separation Date, you will remain employed as a non-executive employee of the Company (the “Transition Period”). During the Transition Period, you shall be paid at your same base salary as in effect immediately prior to this Agreement and shall remain eligible to participate in applicable Company benefit plans. During the Transition Period, your focus will be on transitioning your responsibilities and performing other regular duties as reasonably requested by the Company’s Chief Executive Officer (“CEO”) or his designee. Such duties may include (1) transitional advice and support to the Company’s executive team and the incoming CFO, and (2) other general tasks to support transition of your responsibilities as CFO. For the avoidance of doubt, you will not be expected to perform any services during the Transition Period other than upon specific request of the Company’s CEO or his designee. You will be permitted to carry over 10 (ten) days of paid time off for 2025, which may be used during the Transition Period or paid in accordance with Section 3 below following the Separation Date. You will not accrue any new paid time off in 2026.
2.SEPARATION. Your last day of active employment with the Company and your employment termination date will be the Separation Date. You will terminate, effective as of the Separation Date, from all positions, titles, duties, authorities, and responsibilities at or with the Company, BTL and any of its or their affiliates (the “Company Group”), and you agree to execute all additional documents and take such further steps as the Company or Company Group may require to effectuate such resignation. The Company will allow you the opportunity to provide input on Company communications regarding your departure.

3.Accrued Obligations. By the next regularly scheduled pay date following the Separation Date, you will receive your accrued but unpaid salary and accrued but unused paid time off earned through the Separation Date. You will be reimbursed for any business expenses you incurred through the Separation Date, pursuant to regular Company practices and policy. You shall also be entitled to vested benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you were a participant in accordance with applicable law and the provisions of such plan.
4.SEVERANCE. If you timely sign and return this Agreement to the Company, allow it to become effective, and comply fully with your obligations hereunder, and, following the Separation Date, sign and allow to become effective the Supplemental Release attached hereto as Exhibit A, then as consideration for this Agreement, the Supplemental Release, and in full satisfaction of any obligations for the Company to you, you will receive the following benefits (which you acknowledge constitute consideration to which you are otherwise not entitled if not for your agreement to the obligations specified herein):
(a)Severance Payments. The Company shall pay you severance payments for nine (9) months following the Separation Date (the “Severance Period”), paying you at your base salary in effect as of the execution of this Agreement (“Severance Payments”). For clarity, your gross base annual salary in effect as of the execution of this Agreement is $524,200. The Severance Payments will be paid in equal installments on the Company’s normal payroll schedule following the Separation Date, less applicable taxes and withholdings, with the first payment beginning within sixty (60) days following the Separation Date (but no earlier than the Effective Date) (such date, the “Severance Pay Commencement Date”), and the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; provided that on the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the Severance Payments that the Company would have paid you through such date had the payments commenced on the Company’s first regularly scheduled payroll date after the Separation Date.
(b)Transition Period Pro-Rata Bonus. The Company shall pay you a lump sum amount equivalent to one quarter (1/4) of your target Annual Bonus for fiscal year 2026, which shall be in a gross amount of $65,525, subject to applicable taxes and deductions, on the Severance Pay Commencement Date (“Transition Bonus”).
(c)2025 Bonus Payment. The Company shall pay you a lump sum amount equivalent to target achievement of your Annual Bonus for fiscal year 2025, which shall be in a gross amount of $254,200, subject to applicable taxes and deductions, on the Severance Pay Commencement Date (“Bonus Severance”).
(d)COBRA Premium Payments. If you timely elect continued coverage under COBRA for you and your covered dependents under the Company’s group health plans following the Separation Date, then the Company shall pay directly to the provider the COBRA premiums necessary to continue you and your covered dependents’ health insurance coverage in effect for you (and your covered dependents) as well as any administrative fee on the Separation

Date until the earliest of: (i) nine (9) months following the Separation Date; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.

5.EQUITY AWARDS. Your options and restricted share units shall continue to be governed by the plan and applicable grant notices and agreements under which the options and restricted share units were granted.
6.OTHER COMPENSATION OR BENEFITS. By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any severance benefits or any other payments are hereby extinguished (except for the severance benefits or other payments described in this Agreement). You further expressly acknowledge and agree that the Severance Payments, Bonus Severance, Transition Bonus and other benefits provided herein, are in full and complete satisfaction of the Company’s obligations, if any, to pay you severance benefits or any other payments pursuant your Employment Agreement, or any other agreements, plans or policies, and that this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under your Employment Agreement, or any other employment agreement, plan, policy or other agreement applicable to you. You also acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, additional vacation, incentive compensation, commissions, or additional equity, except as expressly provided in this Agreement. For the avoidance of doubt, other than the Bonus Severance and Transition Bonus, you will not be entitled to any Annual Bonus (as set forth in the Employment Agreement) for fiscal year 2025 or 2026.
7.	RELEASE OF CLAIMS.

(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, the Company Group, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, advisors, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement, unless excluded below.

(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company, services to the Company Group or the termination of that employment and services; (ii) all claims related to your compensation or benefits from the Company Group, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company Group; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing;

(iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Corrections Law, the New York Labor Law, the New York Civil Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Hours of Labor Law, the New York Wage Payment Law, the New York Minimum Wage Act, the New York Whistleblower Law, and the New York Off-duty Conduct Lawful Activities Discrimination Law, all as amended.

(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have had at least twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner);
(d)you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(d)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers’ liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement or any stock agreement you have with the Company.
(e)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health

Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

8.RETURN OF COMPANY PROPERTY. Within five (5) days following the execution of this Agreement, you will return to the Company all Company Group documents (and all copies thereof) and other Company Group property in your possession or control, including, but not limited to, Company Group files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company Group (and all reproductions or embodiments thereof in whole or in part). You will, within five (5) days following the execution of this Agreement, deliver in writing to the Company a certification that you have made a diligent search to locate any such documents, property and information. You represent you have not used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company Group confidential or proprietary data, materials or information. As to your personal mobile phone, the Parties agree that the Company will remove your access to any Company Group emails and documents. Your written certification referenced above must also certify that no Company Group documents remain on your personal mobile phone, and that you have deleted any Company Group credentials and Company Group accounts for applications remaining on your personal mobile phone. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.
9.CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Proprietary Information, Inventions and Nonsolicitation Agreement dated June 22, 2023 (“PIINA”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
10.NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Released Parties.
11.NON-COMPETE. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, you agree that during the one year period after the Effective Date of this Agreement, you will not, whether paid or not: (i) serve as a proprietor, partner, stockholder (other than a passive stockholder of 5% or less of the entity), director, executive, employee, consultant, joint venturer, member, investor, lender or otherwise for, (ii) engage or assist others to engage in, or own, manage, operate or control, (iii) participate in the ownership, management, operation or control of, or (iv) become employed or engaged by any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below). Should you obtain other employment within twelve (12) months immediately following the Effective Date of this Agreement, you agree to provide written notification to the Company as to the name and address of your new employer, the position that you expect to hold, and a general description of your duties and responsibilities, at least three business days prior to starting such employment, or, in the case of obtaining employment as an officer or director of a public company, within three business days following public disclosure.

(a)The parties agree that for purposes of this Agreement, “Conflicting Services” means any business which (i) carries on research or commercialization in the field of constrained peptides, including, without limitation, all work in the field of lead constrained peptide identification and optimization and pre-clinical and/or clinical development and/or commercialization of constrained peptide therapeutics or (ii) is developing and/or commercializing a drug conjugate compound for treating disease that targets the same target as a drug conjugate compound in development by the Company.
(b)The parties further agree that for purposes of this Agreement, “Restricted Territory” means anywhere in the United States or United Kingdom or in any other country in which the Company and/or any other member of the Company Group conducts business or as of the Separation Date had plans to conduct business.
12.COOPERATION. You agree to reasonably cooperate with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company Group, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, both during the Transition Period and thereafter. Such transition assistance following the Transition Period shall not be subject to additional compensation, and the Company will make reasonable efforts to accommodate your scheduling needs. During and following the Transition Period and Severance Period, you agree to provide reasonable cooperation to the Company Group in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company and services to the Company Group. Such cooperation includes, without limitation, making yourself available to the Company Group upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs and, following the Severance Period for more than de minimis service, you and the Company will agree on a mutually agreeable per diem rate.
13.NON-DISPARAGEMENT. You will not disparage the Company Group, and/or the Company Group’s officers, directors, employees, shareholders, partners and/or agents in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the Company Group’s executives and Board members (while engaged by the Company) shall not disparage you in any manner likely to be harmful to you or your business or personal reputation. Any party restricted by this Section may respond accurately and fully to any question, inquiry or request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you from the Protected Rights set forth above.

14.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
15.REPRESENTATIONS. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
16.DISPUTE RESOLUTION. You and the Company recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of your employment with the Company or out of this Agreement, or your termination of employment, may not be in the best interests of either you or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. Except where prohibited by law, you and the Company agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement shall be settled by arbitration in accordance with the Resolution of Disputes provision of the Employment Agreement.
17.SECTION 409A. All payments and benefits provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, such payments and benefits are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment or benefit under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment or benefit shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment.

To the extent any expense reimbursement or the provision of any in-kind benefit under the this Agreement is determined to be subject to (and not exempt from) Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (a “Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean a Separation from Service.

Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

18.MISCELLANEOUS. This Agreement, including its exhibits, the PIINA and all relevant equity documents constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter (but for the avoidance of doubt does not supersede the Consulting Agreement executed between you and the Company contemporaneously herewith). It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

(Signatures on following page)

If this Agreement is acceptable to you, please sign below and return the original to me no later than January 31, 2026, which is at least twenty-one (21) days after the date on which you were provided this Agreement for review. The Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

You acknowledge that you have been advised that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period as set forth above in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

Sincerely,

By:	/s/ Travis Thompson
Travis Thompson, CAO

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Alethia Young
Alethia Young

Date	29-01-2026

EXHIBIT A

Supplemental Release

On      , 2026, I voluntarily executed a Transition and Separation Agreement (the “Agreement”) between the Company and me. I was provided at least 21 days to consider the Agreement and this Supplemental Release, and was advised by the Company, in writing, to consult with an attorney of my choosing, prior to executing the Agreement and this Supplemental Release. I acknowledge that I have at no time revoked my acceptance or execution of the Agreement.

Pursuant to my obligations set forth in the Agreement and in exchange for the consideration in Section 4 of the Agreement, I hereby reaffirm, restate, and update in its entirety, the release of claims contained in Section 7 of that Agreement. As a result, I understand and agree that the release of claims shall be fully effective up to and through the date of my execution of this Supplemental Release.

I understand that this Supplemental Release shall only become effective so long as I execute it by 5 PM ET on                 . I may revoke this Supplemental Release for a period of seven (7) days following my execution hereof and all rights and obligations of both parties under the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

I ACKNOWLEDGE THAT I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY BEFORE EXECUTING THIS SUPPLEMENTAL RELEASE. I REPRESENT THAT I HAVE READ THE FOREGOING SUPPLEMENTAL RELEASE, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH SUPPLEMENTAL RELEASE AND THAT I AM VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS SUPPLEMENTAL RELEASE, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT AND THE AGREEMENT.

Accepted and agreed to:

Date:

EXHIBIT B

Proprietary Information, Inventions and Nonsolicitation Agreement

(See attached)